Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated June 30, 2006, accompanying the financial statements of Ultra Core Corporation contained in the Registration Statement on Form S-l of Globe Specialty Metals, Inc. We consent to the use of the aforementioned report in this Registration Statement and to the use of our name as it appears under the caption “Experts”.
/s/ Hochfelder & Weber, P.C.
Hochfelder & Weber, P.C.
Chicago, Illinois
July 21, 2008